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(DUSA LOGO)                                                           EXHIBIT 99
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.(R)

FOR RELEASE AT 8:00 A.M.

                     DUSA ANNOUNCES INCREASED THIRD QUARTER
                     LEVULAN(R) KERASTICK(R) END-USER SALES

WILMINGTON,  MA. OCTOBER 13TH, 2004 - DUSA Pharmaceuticals,  Inc. (NASDAQ NMS:
DUSA) today announced third quarter Kerastick(R)end-user sales, along with Q3 BLU-U(R)placements.

For Q3 2004, end-user Levulan(R) Kerastick(R) sales to physicians totaled 20,196, consisting of 18,870 sold in the United States (US), and 1,326 sold by Coherent-AMT, our Canadian marketing and distribution partner. During Q2 2004, US sales totaled 16,002 Kerastick units, while Coherent's initial launch sales totaled 1,908, representing built up demand following the marketing approval in Canada. During Q3 2003, US Kerastick sales totaled 1,938, with no Canadian sales at that time.

The net number of BLU-U(R) units placed in doctors' offices during the quarter was 95, consisting of 70 in the US and 25 in Canada. Q2 2004 placements had totaled 183 units in the US and 58 in Canada, for a total of 241, while net placements during Q3 2003 were 37 units. At the end of Q3 2004, there were 870 units in doctor's offices, consisting of 784 in the US and 86 in Canada, versus 775 at the end of Q2 2004, and 360 at the end of Q3 2003. As announced previously, BLU-U sales during Q3 were expected to decrease as compared with Q2 2004 due to a planned price increase that became effective at the start of Q3, and a decreased emphasis on BLU-U placements by our sales-force, in light of our shrinking BLU-U inventory levels. We have now ordered additional BLU-Us, and expect to be re-supplied starting in Q1, 2005.

Dr. D. Geoffrey Shulman, DUSA's President and CEO, stated "Due to expected seasonal influences, we had previously stated that our expectations for growth in Q3 US sales were uncertain. Therefore, we are very pleased with the 18% increase in US Kerastick sales during the summer quarter as compared to the prior quarter, and expect strong sales going forward."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with its primary focus in dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause
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actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the expectations for receipt of BLU-U inventory in early Q1, 2005 and for strong sales in Q4, 2004. Such risks and uncertainties include, but are not limited to, changing market and regulatory conditions, limited sales and marketing resources and experience, reliance on third-party manufacturers, the impact of competitive products and pricing, continuing FDA approval and market acceptance of our products, maintenance of DUSA's patent portfolio and other risks identified in our SEC filings from time to time, including those contained in DUSA's Form 10-K for the year ended December 31, 2003.

For further information contact:
D. GEOFFREY SHULMAN, MD, President and CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com